Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	Mark Koscinski (201) 476-5421
January 4, 2007

BUTLER INTERNATIONAL ANNOUNCES SETTLEMENT WITH LEVINE LEICHTMAN

FT. LAUDERDALE, FL . . . Butler International, Inc. (PK:BUTL) announced today that it, along with certain of the Company’s subsidiaries and principal shareholders, had entered into a Settlement Agreement and Mutual Release with Levine Leichtman Capital Partners III, L.P. (“Levine Leichtman”), effective December 27, 2006, in full and final settlement of litigation between the parties. The agreement provides for a payment by the Company to Levine Leichtman in the sum of $1,265,000, which has been paid in full, as provided for in the Securities Purchase Agreement dated June 30, 2006, among Levine Leichtman, the Company and certain of the Company’s subsidiaries. The agreement also confirmed the termination of the warrant for the purchase of 1,041,254 shares of Common Stock that the Company had issued to Levine Leichtman. The parties also agreed to mutually release each other against all claims. The settlement agreement was approved by an independent committee of the Board of Directors and by the full Board of Directors.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM

New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33315

www.butler.com